UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2006

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-27428	22-3412577
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08753

(Address of principal executive offices, including zip code)

(732)240-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

ITEM 8.01 OTHER EVENTS

At the upcoming Annual Meeting of Stockholders of OceanFirst Financial Corp. (the “Company”), the Company’s stockholders will vote on a proposal to approve the OceanFirst Financial Corp. 2006 Stock Incentive Plan. As part of the process of evaluating this proposal, certain parties have requested that the Company disclose additional information with respect to securities available for future issuance under the Company’s existing equity compensation plans, the Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan and the OceanFirst Financial Corp. 2000 Stock Option Plan (respectively, the “1997 Plan” and the “2000 Plan”). As of December 31, 2005, the Company had a total of 518,052 shares of common stock available for future issuance under the 1997 Plan and 2000 Plan. Of these shares, 13,335 shares may be issued in the form of stock options or awards, while 504,717 shares may only be issued in the form of stock options. None of the options under either the 1997 Plan or the 2000 Plan may be granted with an exercise price less than 100% of the fair market value of a share of Company common stock, par value $.01 per share, on the date of grant. Shares tendered by an individual as full or partial payment to the Company upon exercise of an option under either plan, or shares withheld by, or otherwise remitted to satisfy an individual’s tax withholding obligations upon the exercise of an option granted under either Plan shall not become available for issuance or reissuance under the Plan. Also, shares repurchased with the cash proceeds from the exercise of an option under either Plan may not be added to the number of shares available for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANFIRST FINANCIAL CORP.

/S/ Michael Fitzpatrick
Michael Fitzpatrick
Executive Vice President and
Chief Financial Officer

Dated: March 27, 2006